EXHIBIT 12.1

Ladenburg Thalmann Financial Services Inc.
Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(dollars in thousands)
(unaudited)

	Nine Months Ended September 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges

(Loss) income before income taxes	$(14,872)	$(11,695)	$10,006	$2,404	$(14,892)	$(12,302)
Add: Fixed charges	5,852	8,435	9,337	17,534	26,741	7,814

(Loss) income before income taxes and fixed charges	$(9,020)	$(3,260)	$19,343	$19,938	$11,849	$(4,488)

Fixed Charges:
Total interest expense	$3,512	$5,169	$6,990	$15,438	$24,541	$6,543
Interest factor in rents (1)	2,340	3,266	2,347	2,096	2,200	1,271

Total fixed charges	$5,852	$8,435	$9,337	$17,534	$26,741	$7,814

Ratio of earnings to fixed charges	*	*	2.1	1.1	*	*

* Deficiency of earnings available to cover fixed charges	$(14,872)	$(11,695)	$—	$—	$(14,892)	$(12,302)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(Loss) income before income taxes	$(14,872)	$(11,695)	$10,006	$2,404	$(14,892)	$(12,302)
Add: Fixed charges	5,852	8,435	9,337	17,534	26,741	7,814

(Loss) income before income taxes and combined fixed charges and preferred stock dividends	$(9,020)	$(3,260)	$19,343	$19,938	$11,849	$(4,488)

Fixed Charges:
Total interest expense	$3,512	$5,169	$6,990	$15,438	$24,541	$6,543
Interest factor in rents (1)	2,340	3,266	2,347	2,096	2,200	1,271
Preferred stock dividends (2)	37,523	46,847	28,740	11,518	—	—

Total combined fixed charges and preferred stock dividends	$43,375	$55,282	$38,077	$29,052	$26,741	$7,814

Ratio of earnings to combined fixed charges and preferred stock dividends	*	*	*	*	*	*

* Deficiency of earnings available to cover fixed charges and preferred stock dividends	$(52,395)	$(58,542)	$(18,734)	$(9,114)	$(14,892)	$(12,302)
(1) One-third of rent expense is the portion deemed representative of the interest factor.
(2) The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.